                               SUPPLEMENT NO. 2 TO
                           OFFER TO PURCHASE FOR CASH
                      UP TO 251,785 SHARES OF COMMON STOCK

          (INCLUDING ANY ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR
            PARTICIPATING CUMULATIVE PREFERRED STOCK OF THE COMPANY)
                                       OF
                         SHELBOURNE PROPERTIES II, INC.
                                       AT
                                $73.85 PER SHARE
                                       BY
                               HX INVESTORS, L.P.


The offer, withdrawal rights and proration period will expire at 12:00 Midnight, Eastern Standard Time, on August 16, 2002, unless the offer is extended.

                   ------------------------------------------

HX Investors, L.P. (the "Purchaser") is offering to purchase up to 251,785 shares of common stock, par value $0.01 per share ("Shares"), in Shelbourne Properties II, Inc., a Delaware corporation (the "Company"), at a purchase price of $73.85 per Share (the "Offer Price"), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase sent to stockholders on July 5, 2002 (the "Offer to Purchase"), as supplemented by our letter dated July 29, 2002, and as further supplemented by our Supplement dated August 1, 2002 and by this Supplement, and in the related Letter of Transmittal, as each may be supplemented or amended or further supplemented or amended from time to time (which together constitute the "Offer"). The Purchaser has also extended the expiration date of its offer until 12:00 Midnight, Eastern Standard Time, on August 16, 2002. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Offer.

In addition, as indicated in the August 1, 2002 Supplement, the incentive payment provided for in the Plan of Liquidation to be proposed to stockholders of the Company has been reduced from 25% to 15%. However, the priority return to be received by stockholders before the incentive payment becomes payable is the original amount set forth in the Stock Purchase Agreement which is equal to (i) $66.25 per share plus (ii) a return to stockholders on the undistributed portion of $66.25 per share compounded quarterly as described in the Offer to Purchase.

Finally, the Purchaser and the Company have agreed to a number of beneficial undertakings and covenants designed to enhance stockholder liquidity, representation and value that are described in the Purchaser's August 1, 2002 Supplement.

The Purchaser has filed with the Commission an amended Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet website (www.sec.gov), and may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

If you have any questions regarding the offer or need assistance in tendering your shares, please contact MacKenzie Partners, Inc., the Information Agent for the offer, at (212) 929-5500 (call collect) or Toll Free (800) 322-2885.

                               HX Investors, L.P.

August 5, 2002

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                                    IMPORTANT

Any stockholder desiring to tender or retender any or all of such stockholder's Shares should, on or prior to August 16, 2002, either (i) mail, deliver or telecopy to American Stock Transfer & Trust Company at the address or facsimile number set forth below (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, (b) the stock certificates representing the Shares tendered and (c) any other documents required by the Letter of Transmittal, (ii) cause such stockholder's broker, dealer, commercial bank, trust company or custodian to tender applicable Shares pursuant to the procedures for book-entry transfer or (iii) comply with the guaranteed delivery procedures.

                                 VIA U.S. MAIL:

                     American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                   Plaza Level
                            New York, New York 10038

                              --------------------

                             VIA OVERNIGHT COURIER:

                     American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                   Plaza Level
                            New York, New York 10038

                              --------------------

                                 VIA FACSIMILE:

                                 (718) 234-5001

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to MacKenzie Partners, at the address or telephone number set forth below.

                                [GRAPHIC OMITTED]

                            MacKenzie Partners, Inc.,
                                105 Madison Ave.
                            New York, New York 10016

                           proxy@mackenziepartners.com
                           ---------------------------
                          (212) 929-5500 (call collect)
                                       or
                            Toll-Free (800) 322-2885

                              --------------------